Exhibit 99

Granite City Food & Brewery Reports Fourth Quarter and Full Year 2005 Results
and 2006 Year to Date Comparable Sales Growth

Revenues Increase 26.5% for the 4th Quarter 2005 and 18.1% for the
Full Year 2005, 2006 Year to Date Comparable Sales Up 6.7%

        MINNEAPOLIS March 13, 2006 — Granite City Food & Brewery Ltd. (Nasdaq Capital Market: GCFB) today reported the results of operations for the fourth quarter and year ended December 27, 2005, as well as year to date 2006 comparable restaurant sales increases. Comparable restaurant sales include restaurants in operation for over 18 months.

        For the quarter ended December 27, 2005, total revenue was $10,094,888 compared to $7,978,012 for the fourth quarter of 2004, an increase of 26.5%. Comparable restaurants sales decreased (0.1%) in the fourth quarter of 2005 over the fourth quarter of 2004. The Company reported a net loss of ($1,704,069), or ($0.14) per share, for the quarter ended December 27, 2005, compared to a net loss of ($314,916), or ($0.04) per share, for the fourth quarter of 2004.

        For the fifty-two weeks ended December 27, 2005, total revenue was $36,204,536 compared to $30,644,691 for the same period last year, an increase of 18.1%. Comparable restaurants sales decreased (0.7%) for 2005. The Company reported a net loss of ($3,667,367), or ($0.31) per share, for the year ended December 27, 2005, compared to a net loss of ($1,330,775), or ($0.25) per share, for the prior year.

        “Our net loss in 2005 was primarily attributable to the pre-opening costs we incurred for the four restaurants we opened from July 2005 through January 2006 and the increased general and administrative expense we incurred as we formed our corporate team from external and internal candidates.” said Steve Wagenheim, Granite City Food & Brewery’s President and Chief Executive Officer. “We also made significant investments in 2005 in training and building our restaurant management ranks to support our restaurant growth plans.” Wagenheim added, “While G&A is currently high as a percentage of revenue, we believe that this percentage will decline as we build the top line sales of our company through our planned 6 additional new restaurant openings in 2006 and our expected continued comp sales increases. In short, we believe that the G&A costs we are incurring today will increase our shareholder value in the long term as we continue to build high volume, strong performing restaurants that are supported by an experienced and cohesive corporate team.”

        Commenting on restaurant-level performance, Wagenheim stated, “We continue to be pleased with the performance of our restaurants and we are especially excited about the 2005 results for our mature restaurants that have been open more than one year and were built under our prototype model. These mature restaurants — restaurants 4 through 8 — delivered a restaurant-level EBITDA* as a percentage of sales of 17.8% for 2005 which we believe is in the top tier of performance for the casual dining segment. We are also pleased with the performance of the four new restaurants we opened in the second half of 2005 and early 2006: Wichita, KS, Eagan, MN and Kansas City, MO in 2005, and in January 2006, Kansas City, KS. As is typical in the casual dining segment, these new restaurants will take approximately six months of operations for the new management teams to become more accustomed to predicting, managing and servicing the sales volumes expected at their new restaurants. As such, we are looking forward to our new restaurants contributing towards our company’s overall performance as we move into the spring and summer months.”

        “We are already off to a solid start for 2006,” continued Wagenheim. “Year to date comp sales through our first two operating periods of 2006 are up 6.7%. This comp sales percentage increase is particularly important for our investors and our company as beginning in 2006 we now have eight restaurants in our comp sales base, whereas at the beginning of 2005 we only had three restaurants in our comp sales base and those three restaurants were our early stage, non-prototype restaurants.”

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*  See Non-GAAP Reconciliations attached to this release.

        Granite City Food & Brewery Ltd. currently operates twelve Granite City Food & Brewery casual dining restaurants featuring made-from-scratch food and handcrafted beers. Its broad menu offers traditional and regional foods served in generous portions at reasonable prices, affording guests an excellent value and great dining experience. Its first Granite City location, in St. Cloud, MN, opened in June 1999. Subsequently, the Company opened restaurants in Sioux Falls, SD, Fargo, ND, West Des Moines, IA, Cedar Rapids, IA, Davenport, IA, Lincoln, NE, Maple Grove, MN, Wichita, KS, Eagan, MN, Kansas City, MO, and Kansas City, KS. A thirteenth location in Olathe, KS is scheduled to open within 60 days.

Safe Harbor and Non-GAAP Financial Measurements

        Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, our ability to implement and execute Fermentus Interruptus and the risks and uncertainties described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 17, 2005.

        Finally, this press release contains certain non-GAAP financial measures, including references to company-wide EBITDA and restaurant-level EBITDA. As compared to the nearest GAAP measurement for our company, company-wide EBITDA represents net loss with the add-back of net interest expense, income tax expense and depreciation and amortization. As compared to the nearest GAAP measurement for our company, restaurant-level EBITDA represents net loss with the add-back of net interest expense, income tax expense, depreciation and amortization, general and administrative expenses, and pre-opening costs. Alternatively, restaurant-level EBITDA can be calculated as restaurant revenues less all restaurant-level cost of sales. We use company-wide and restaurant-level EBITDA, as well as EBITDA as a percentage of revenue, as internal measurements of both company-wide performance and restaurant-level operating performance. Company-wide EBITDA and restaurant-level EBITDA as we define them may not be comparable to similar measurements used by other companies and are not measures of performance or liquidity presented in accordance with GAAP. These non-GAAP measurements should not be used as a substitute for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP. A reconciliation of company-wide EBITDA and restaurant-level EBITDA to our net loss for the year ended 2005 is provided herein. Furthermore, in order to provide a supplemental comparison of results of operations to prior periods, we have included certain adjusted financial measures. In particular we have presented various financial metrics for early stage restaurants (meaning our first through third locations), mature restaurants open more than one year (meaning our fourth through eighth locations), and new restaurants open less than one year (meaning our restaurants ninth through eleventh locations). The contributions of these groups of restaurants to company-wide performance are set forth herein.

Financial statements follow

Non-GAAP Reconciliations follow

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 28, 2004	December 27, 2005	December 28, 2004	December 27, 2005
Restaurant revenues	$7,978,012	$10,094,888	$30,644,691	$36,204,536

Cost of sales:
Food, beverage and retail	2,515,609	3,132,831	9,544,941	10,996,546
Labor	2,806,552	3,709,598	10,472,646	12,662,202
Direct and occupancy	1,396,447	2,042,324	5,222,540	6,865,602

Total cost of sales	6,718,608	8,884,753	25,240,127	30,524,350

Pre-opening	(20,300)	314,439	728,023	840,059
General and administrative	686,190	1,523,899	2,500,140	4,968,197
Depreciation and amortization	472,684	651,829	1,650,957	2,148,213

Operating income (loss)	120,830	(1,280,032)	525,444	(2,276,283)

Interest:
Income	24,361	29,720	29,302	122,350
Expense	(350,054)	(436,277)	(1,187,422)	(1,445,479)
Other expense, net	(68,985)	(17,480)	(92,505)	(67,955)

Net other expense	(394,678)	(424,037)	(1,250,625)	(1,391,084)

Net income (loss)	(273,848)	(1,704,069)	(725,181)	(3,667,367)
Less preferred stock dividends declared	(41,068)	—	(605,594)	—

Net income (loss) available to common shareholders	$(314,916)	$(1,704,069)	$(1,330,775)	$(3,667,367)

Income (loss) per common share, basic	$(0.04)	$(0.14)	(0.25)	(0.31)

Income (loss) per common share, diluted	$(0.04)	$(0.14)	(0.25)	(0.31)

Weighted average shares outstanding, basic	8,739,558	12,592,013	5,400,490	11,870,242

Weighted average shares outstanding, diluted	8,739,558	12,592,013	5,400,490	11,870,242

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 28, 2004	December 27, 2005	December 28, 2004	December 27, 2005
Restaurant revenues	100.0%	100.0%	100.0%	100.0%

Cost of sales:
Food, beverage and retail	31.5%	31.0%	31.1%	30.4%
Labor	35.2%	36.7%	34.2%	35.0%
Direct and occupancy	17.5%	20.2%	17.0%	19.0%

Total cost of sales	84.2%	88.0%	82.4%	84.3%

Pre-opening	-0.3%	3.1%	2.4%	2.3%
General and administrative	8.6%	15.1%	8.2%	13.7%
Depreciation and amortization	5.9%	6.5%	5.4%	5.9%

Operating income (loss)	1.5%	-12.7%	1.7%	-6.3%

Interest:
Income	0.3%	0.3%	0.1%	0.3%
Expense	-4.4%	-4.3%	-3.9%	-4.0%
Other expense, net	-0.9%	-0.2%	-0.3%	-0.2%

Net other expense	-4.9%	-4.2%	-4.1%	-3.8%

Net income (loss)	-3.4%	-16.9%	-2.4%	-10.1%

Balance Sheet Data December 27, 2005:

Cash	$9,836,231
Current assets including cash	$10,298,371
Total assets	$44,482,590
Current liabilities	$5,161,814
Total liabilities	$27,129,082
Shareholders’ equity	$17,353,508

Contact:	Daniel H. Bauer Chief Financial Officer (952) 215-0660

GRANITE CITY FOOD & BREWERY LTD.
NON-GAAP RECONCILIATIONS
2005 FULL YEAR RESULTS

		Mature Units	New Units
	Early Stage Units (Units 1-3)	Open more than 1 year (Units 4-8)	Open less than 1 year (Units 9-11)	All Units as Reported
Restaurant revenues	$11,540,964	$21,319,071	$3,344,501	$36,204,536

Cost of sales:
Food, beverage and retail	3,461,310	6,485,682	1,049,554	10,996,546
Labor	4,018,361	7,171,946	1,471,895	12,662,202
Direct and occupancy	2,229,319	3,871,816	764,467	6,865,602

Total cost of sales	9,708,990	17,529,444	3,285,916	30,524,350

Restaurant EBITDA*	$1,831,974	$3,789,627	$58,585	$5,680,186

Restaurant EBITDA%*	15.9%	17.8%	1.8%	15.7%

Pre-opening	840,059
General and administrative	4,968,197

Company-wide EBITDA*	(128,070)

Depreciation and amortization	2,148,213

Operating Loss	(2,276,283)

Interest:
Income	(122,350)
Expense	1,445,479
Other expense, net	67,955

Net other expense	1,391,084

Net loss as reported under GAAP	(3,667,367)

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*  See accompanying disclosure regarding use of non-GAAP financial measures.